EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES REDUCED FIRST QUARTER 2005 RESULTS and

ELECTION OF DIRECTORS AT STOCKHOLDERS’ MEETING

Lake Mary, Florida, April 21, 2005 - Bairnco Corporation (NYSE-BZ) today reported reduced operating results for the first quarter 2005 as compared to the same period last year. After a weak January and February, Bairnco’s markets, especially telecommunications and electronics, recovered in March. The improved levels have continued into the beginning of the second quarter.

At the Annual Meeting held today, the stockholders elected the nominees for director recommended by the Board of Directors and ratified the Board’s selection of Grant Thornton LLP as Bairnco’s auditors for the 2005 fiscal year.

Performance

Sales in the first quarter 2005 decreased 5.8% to $40,122,000 from $42,577,000 in 2004. Arlon's Electronic Materials sales were lower by 13.0% due primarily to weak wireless telecommunications and electronics markets, which conversely were very strong in the first quarter of 2004. Arlon’s Coated Materials sales were down 6.6% from lower foreign sales and weakness in certain automotive and industrial markets. Kasco's sales increased 5.6% from the first quarter 2004 due to strong North American service and repair revenue as well as improved US export markets. Kasco’s European sales were lower in local currency but were up slightly in US dollars due to the change in exchange rates.

Gross profit decreased 4.8% to $12,083,000 from $12,697,000 due to lower sales and production volumes.  The gross profit margin as a percent of sales increased to 30.1% from 29.8%. The first quarter 2005 gross profit was reduced by $277,000 due primarily to the program to relocate Kasco’s manufacturing operations to Mexico including the termination costs of Kasco’s union. The first quarter 2004 gross profit was reduced by $193,000 from relocation and closing expenses related to the consolidation of Arlon’s industrial engineered coated product’s businesses.

Selling and administrative expenses were $10,564,000 in 2004 as compared to $10,515,000 in 2005. Selling and administrative expenses were reduced by $285,000 of income related to “key man” life insurance proceeds received during the first quarter 2005.

Net interest expense was $26,000 in 2005 as compared to $202,000 in 2004 due to the reduced outstanding borrowings.

The effective tax rate for the first quarter 2005 and 2004 was 35.0%.  Net income decreased 20.2% to $1,002,000 as compared to $1,255,000 in the first quarter of 2004. Diluted earnings per common share were $.13 versus $.17 in 2005.

Credit Agreement

As noted in the 2004 Annual Report, the Corporation’s credit agreement was extended through the end of April 2005. An amended credit agreement is currently being reviewed and is expected to be approved and in place during the second quarter 2005.

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“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, renegotiation of the Corporation’s Credit Agreement; changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:    Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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Comparative Results of Operations (Unaudited)

	Quarter Ended
Condensed Income Statements	Apr 2, 2005	Apr 3, 2004
Net sales	$40,122,000	$42,577,000
Cost of sales	28,039,000	29,880,000
Gross profit	12,083,000	12,697,000
Selling and administrative expenses	10,515,000	10,564,000
Operating profit	1,568,000	2,133,000
Interest expense, net	26,000	202,000
Income before income taxes	1,542,000	1,931,000
Provision for income taxes	540,000	676,000
Net income	$ 1,002,000	$ 1,255,000
Basic Earnings per Share of Common Stock	$ 0.14	$ 0.17
Diluted Earnings per Share of Common Stock	$ 0.13	$ 0.17

Basic Average Common Shares	7,399,000	7,342,000
Diluted Average Common Shares	7,675,000	7,431,000

Condensed Balance Sheets	Apr 2, 2005	Dec 31, 2004
ASSETS

Cash	$ 1,495,000	$ 3,451,000
Accounts receivable, net	25,470,000	24,912,000
Inventories	26,783,000	24,964,000
Other current assets	6,630,000	7,702,000
Total current assets	60,378,000	61,029,000
Plant and equipment, net	34,807,000	34,429,000
Cost in excess of net assets of purchased businesses, net	14,492,000	14,542,000
Other assets	8,234,000	8,781,000
Total	$117,911,000	$118,781,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,033,000	$ 1,030,000
Current maturities of long-term debt	518,000	663,000
Accounts payable	10,965,000	10,601,000
Accrued expenses	9,150,000	10,515,000
Total current liabilities	21,666,000	22,809,000
Long-term debt	213,000	231,000
Other liabilities	10,959,000	10,974,000
Stockholders’ investment	85,073,000	84,767,000
Total	$117,911,000	$118,781,000

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